Exhibit 15.1

Harney Westwood & Riegels 3501 The Center 99 Queen’s Road Central Hong Kong Tel: +852 5806 7800 Fax: +852 5806 7810

27 January 2025

056710.0019

Autozi Internet Technology (Global) Ltd.

4th Floor, Harbour Place

103 South Church Street

P.O. Box 10240

Grand Cayman KY1-1002

Cayman Islands

Dear Sir or Madam

Autozi Internet Technology (Global) Ltd. (the Company) – Annual Report on Form 20-F

We hereby consent to the filing of this letter as an exhibit to the Company’s annual report on Form 20-F with the U.S. Securities and Exchange Commission. We also consent to the reference to our firm under the heading “10.E. Taxation” sub-heading “Cayman Islands Taxation” in the company report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under the U.S. Securities Exchange Act of 1934, as amended, or the Rules and Regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully

/s/ Harney Westwood & Riegels

Harney Westwood & Riegels

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